Exhibit 10.11

QUANTUM CORPORATION

BARBARA H. NELSON SEPARATION AGREEMENT

This Agreement is made by and between Quantum Corporation, a Delaware Corporation (the “Company”), and you, Barbara H. Nelson, as of July 23, 2003 (the “Effective Date”).

1.	Duties and Scope of Employment.

(a)

Full-Time Employment.  As of the Effective Date, and through August 31, 2003, you will remain an Executive Vice President of the Company and a full-time employee. During this time, you will transfer your current responsibilities to other employees at the Company.  While a full-time employee, your compensation and benefits will continue as in effect on the Effective Date, subject to any reductions or other modifications to the benefits generally provided to Vice Presidents of the Company.

(b)

Part-Time Employment.  On September 1, 2003, you will transfer to part-time status, where you may, in your discretion, continue to work through December 31, 2003.  Your responsibilities will consist of (i) continuing to supervise any projects you remain responsible for, and (ii) working on special projects and advising the Company’s Chief Executive Officer (the “CEO”) as requested by the CEO.  While a part-time employee, the Company will pay you a base salary at the rate of twenty-five percent (25%) of your base salary as in effect on the Effective Date.

(c)

Medical Benefits.  On or about September 1, 2003, the Company will pay the applicable COBRA premiums in a lump-sum payment to continue your medical insurance (as in effect on September 1, 2003) through December 31, 2004.

2.

Severance Payment.  Subject to your compliance with Section 5 and your entering into and not revoking a release of claims with the Company (in the form provided by the Company), when your employment is terminated on January 1, 2004, or such earlier date following September 1, 2003 that you elect to terminate employment(the “Termination Date”), you will be entitled to a lump-sum severance payment equal to one hundred percent (100%) of your annual base salary (as in effect as of the Effective Date), which payment shall be made as soon as practicable after the Termination Date.

3.

Option Vesting.  You will continue to vest in your outstanding options through the Termination Date.  All unvested option as of the Termination Date will be cancelled on the first business day following the Termination Date.  You will have until 90 days following the Termination Dateto exercise any vested options, after which, such vested options will be cancelled.

4.	Early Termination. Notwithstanding anything in this Agreement to the contrary, the Company may termination your employment at any time, with or without Cause.

(a)

Termination for Cause.  In the event the Company terminations your employment for Cause, you will not be entitled to any of the payments or benefits specified in Section 2.  For the purposes of this Section 4, “Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee that is intended to result in your substantial personal enrichment, (ii) your conviction of a felony, (iii) a willful act by you which constitutes gross misconduct injurious to the Company, or (iv) continued violations of your obligations to the Company under the Company’s established personnel policies and procedures which are demonstrably willful and deliberate on your part after the Company has delivered to you a written demand for performance that describes the basis for the Company’s belief that you have not substantially performed your duties.

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(b)

Termination Without Cause.  In the event the Company terminates your employment without Cause, the day of the termination of your employment will be deemed the “Termination Date” (as defined in Section 2) for the purposes of interpreting this Agreement, and the Company will provide you the Severance Benefits specified in Section 2.

5.	Non-Compete; Non-Solicit; Non-Disparagement.

(a)

General.  The parties to this Agreement recognize that your services are special and unique and that the level of compensation and the provisions herein for compensation after termination are partly in consideration of and conditioned upon your not competing with the Company, and that your covenant not to compete or solicit as set forth in this Section 5 is essential to protect the business and goodwill of the Company.

(b)

Noncompetition.  You agree that commencing upon the Termination Date and for one (1) year thereafter (the “Covenant Period”), you will not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity engage in or have any ownership interest in or participate in the financing, operation, management or control of Advanced Digital Information Corporation, Overland Storage, Inc., Storage Technology Corp., Hewlett-Packard Company, International Business Machines Corporation, Certance, LLC or Sony Corporation.

(c) Nonsolicitation. During the Covenant Period, you will not, directly or indirectly, induce or attempt to influence any employee of the Company to leave its employ.

(d)

Nondisparagement.  During the Covenant Period, you will not, directly or indirectly, disparage, impugn or make any derogatory statements regarding the Company and/or its officers, directors or former or current employees.

(e)

Injunctive Relief.  You agree that the Company would suffer an irreparable injury if you were to breach the covenants contained in Sections 5(b), (c) or (d) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and you hereby consent to the entering of such injunctive relief prohibiting you from engaging in such breach.

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(f)

Scope of Restrictions.  If any of the restrictions contained in this Section 5 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 5 in its reduced form for all purposes in the manner contemplated hereby.

(g)

Effect on Payments and Benefits.  You agree that should you violate the terms of this Section 5, (i) you will no longer be entitled to any of the payments or benefits set forth in Section 2, (ii) all of your outstanding options will immediately terminate, and (iii) you will repay the Company the Severance Payment provided pursuant to Section 2(a) on a pro-rated (daily) basis assuming the Severance Payment covers a period of 365 days commencing on the Termination Date.

6.

Assignment.  This Agreement will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

7.

Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Quantum Corporation
1650 Technology Drive, Suite 800
San Jose, California 95110

Attn: Chief Executive Officer

 If to you:

at the last residential address known by the Company.

8.

Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

9.

Entire Agreement.  This Agreement, your Employee Proprietary Information and Invention Agreement, your loan agreements and your option agreements (except as modified herein) represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning your employment relationship with the Company.

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10.	Arbitration.

(a)

General.  In consideration of your service to the Company, its promise to arbitrate all employment related disputes, your receipt of compensation and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(b)

Procedure.  You agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or theCalifornia Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate.  You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)

Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(d)

Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code § 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

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(e)

Administrative Relief.  You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

(f)

Voluntary Nature of Agreement.  You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial.  Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

11.	No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and the Company).

12.	Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

13.	Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

14.

Acknowledgment.  You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

5.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

BARBARA H. NELSON

Date: 07/25/2003	/s/ BARBARA H. NELSON

Barbara H. Nelson

QUANTUM CORPORATION

Date: 07/25/2003	/s/ SHAWN HALL

Name: Shawn Hall
Title: Vice President, General Counsel

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